Exhibit 99.1

INTERVAL LEISURE GROUP COMPLETES ACQUISITION OF VISTANA SIGNATURE EXPERIENCES FROM STARWOOD HOTELS & RESORTS

MIAMI, FL & STAMFORD, CT, May 12, 2016 — Interval Leisure Group, Inc. (ILG) (NASDAQ:IILG), a leading global provider of professionally delivered vacation experiences, has completed the previously announced acquisition of Vistana Signature Experiences, Inc. (“Vistana”), a leading developer, owner, and operator of high-end vacation ownership resorts, from Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) (NYSE:HOT). As consideration for the acquisition, Starwood shareholders receive approximately 72.4 million of ILG shares valued at $14.24 per share based on the closing price of ILG shares on May 11, 2016, or approximately 0.4309 shares of ILG stock for every Starwood share owned, and ILG paid approximately $123 million in cash to Starwood, subject to post-closing adjustment.

Craig M. Nash, chairman, president, and CEO of ILG, said, “Today is a significant milestone for ILG and Vistana, as we merge two companies that share a passion to deliver exceptional vacations to our owners, members, and guests. With a portfolio that includes the worldwide exclusive rights in vacation ownership to the Sheraton®, Westin®, and Hyatt® brands, as well as a strong financial profile, we are positioned to continue to execute on our strategic vision.”

Nash added, “It is a great pleasure to welcome the 5,000 dedicated Vistana associates to the ILG family. With our mutual commitment to vacation ownership, I am confident that the combined company is poised to create more value for our stockholders.”

ILG now has an expansive collection of more than 250 managed resorts, encompassing over 550,000 owners and approximately 10,000 employees.

Thomas B. Mangas, Starwood’s chief executive officer, stated, “With the completion of this transaction, we’ve formed one of the industry’s largest and most respected providers of world-class vacation experiences. We’re thrilled by the opportunities this will create for our guests,

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partners, and associates, and the value this will generate for our investors.  This transaction also represents another important step toward the closing of our merger with Marriott, which remains on track for mid-year.”

In connection with the acquisition, Vistana has entered into an exclusive, 80-year global license agreement with Starwood for the use of the Westin® and Sheraton® brands in vacation ownership. In addition, ILG has the non-exclusive license for the existing St. Regis® and The Luxury Collection® vacation ownership properties.

Stephen Williams, Vistana’s chief operating officer, said, “We look forward to bringing together our talented and experienced associates as we seamlessly integrate our two companies.  Our owners will benefit from continued relationships with Westin®, Sheraton®, and SPG®, and receive even more of the valuable benefits and award-winning branded experiences that they’ve come to know and enjoy.”

ILG also announced the appointment of four Starwood-designated directors to its board: Lizanne Galbreath, Stephen R. Quazzo, Sergio D. Rivera, and Thomas O. Ryder.

Two-Way Trading for Starwood and ILG Stock

Starwood and ILG have been advised by the New York Stock Exchange and Nasdaq that until the close of business today, there will continue to be two markets in Starwood common stock on the New York Stock Exchange: a “regular way” market under the ticker “HOT” (the stockholder will be selling both his shares of Starwood common stock and his right to shares of ILG common stock that he received in connection with the closing of the merger) and an “ex-distribution” market under the ticker “HOT WI” (the stockholder will be selling only his shares of Starwood common stock). Starwood and ILG have also been informed by the New York Stock Exchange and Nasdaq that a Starwood stockholder can also continue to sell his right to ILG common stock that he received in connection with the closing of the merger under the Nasdaq ticker symbol “IILGV.” Starting tomorrow the “HOT WI” and “IILGV” markets will be discontinued.  In all cases, investors are encouraged to consult with their financial advisors regarding the specific implications of selling shares of common stock through the close of business today.

About Interval Leisure Group

Interval Leisure Group (ILG) (NASDAQ: IILG) is a leading provider of professionally delivered vacation experiences and the exclusive global licensee for the Hyatt®, Westin®, and Sheraton®

brands in vacation ownership. The company offers its owners, members, and guests access to an array of benefits and services, as well as world-class destinations through its international portfolio of resorts and clubs.  ILG’s operating businesses include Aqua-Aston Hospitality, Hyatt Vacation Ownership, Interval International, Trading Places International, Vacation Resorts International, VRI Europe, and Vistana Signature Experiences. Through its subsidiaries, ILG independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt® marks under license from affiliates of Hyatt Hotels Corporation. In addition, ILG’s Vistana Signature Experiences, Inc. owns and manages the Westin Vacation Club and the Sheraton Vacation Club and uses related trademarks under license from Starwood Hotels & Resorts Worldwide, Inc. Headquartered in Miami, Florida, ILG has offices in 16 countries and approximately 10,000 employees. For more information, visit www.iilg.com.

About Starwood Hotels & Resorts Worldwide, Inc.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with nearly 1,300 properties in approximately 100 countries and approximately 188,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences under the renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Tribute Portfolio™, Four Points® by Sheraton, Aloft®, Element®, along with an expanded partnership with Design Hotels™. The company also boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG®).Visit www.starwoodhotels.com for more information and stay connected @starwoodbuzz on Twitter and Instagram and facebook.com/Starwood.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws, including the resulting impact of the transaction on ILG; statements concerning the benefits of the transaction, including the combined company’s future financial and operating results, plans and expectations; and anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, and other risk factors that we identify in our most recent annual report on Form 10-K and other documents that ILG files with the U.S. Securities and Exchange Commission. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. Persons reading this press release are cautioned not to place undue reliance on these forward-looking statements, which we make only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For Interval Leisure Group:

Media

Chris Boesch, 305-925-7267

Chris.Boesch@iilg.com

Investors

Lily Arteaga, 305-925-7302

Lily.Arteaga@iilg.com

For Starwood Hotels & Resorts Worldwide, Inc.:

Media

Carrie Bloom, 203-964-5755

carrie.bloom@starwoodhotels.com

Investors

Stephen Pettibone, 203-351-3500

stephen.pettibone@starwoodhotels.com

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